Exhibit 10.5

fIRST AMENDMENT TO AGREEMENT

This first AMENDMENT TO executive chairman AGREEMENT (this “Amendment”), is entered into as of November 13, 2023 (the “Effective Date”), by and between Christopher C. Schreiber (“Employee”) and MyMD Pharmaceuticals, Inc. (formerly known as Akers Biosciences, Inc.) (the “Company”), for the purpose of amending that certain Executive Chairman Agreement, dated as of January 31, 2020 by and between Employee and the Company (the “Executive Chairman Agreement”). Terms used in this Amendment with initial capital letters that are not otherwise defined herein shall have the meanings ascribed to such terms in the Executive Chairman Agreement.

WHEREAS, Section 9 of the Executive Chairman Agreement provides that no provision of this Executive Chairman Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by the Company and Employee or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought; and

WHEREAS, the parties mutually desire to modify certain provisions that would otherwise apply to Employee’s title and compensation pursuant to the Executive Chairman Agreement.

NOW, THEREFORE, pursuant to Section 9 of the Executive Chairman Agreement, in consideration of the mutual provisions, conditions, and covenants contained herein, and other good and valuable consideration, the adequacy of which is hereby acknowledged, the parties hereby agree as follows:

1.	The “Executive Chairman Agreement” is hereby renamed the “Director Agreement” (the “Director Agreement”) and all references to “Executive Chairman” in Sections 2, 3, 4, 6, 7, 8, 9, and 12 of the Director Agreement are hereby replaced with “Director”.

2.	Section 1 of the Director Agreement is hereby deleted and replaced with the following:

1. DUTIES AND EFFORT. The Director shall, in such capacity, be an employee of the Company and be available to perform the duties of a director customarily related to this function, including (a) acting as a director at Board of Directors’ and stockholders’ meetings and (b) otherwise undertaking such other customary duties as may be determined and assigned by the Board of Directors and as may be required by the Company’s governing instruments, including its certificate of incorporation, bylaws and its corporate governance charters, each as amended or modified or restated from time to time, and by applicable law, rule or regulation, including, without limitation, the New Jersey Business Corporation Act (the “NJBCA”) and the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) and any exchange or quotation system on which the Company’s securities may be traded from time to time. The Director agrees to devote such time as is reasonably and customarily necessary to perform completely his duties to the Company. The Director will perform such duties described herein in a professional manner and in the best interests of the Company, and at all times in accordance with the general fiduciary duty of executive officers and directors arising under the NJBCA and all applicable laws, rules and regulations.

3.	Section 4(a)(i) of the Director Agreement is hereby deleted and replaced with the following:

(i) a cash fee of $300,000 per year, payable monthly in equal installments (it being agreed that: (i) beginning on the first day of the Company’s first payroll period beginning on or after November 13, 2023 and continuing until the first payroll date that payment of the full fee would no longer jeopardize the Company’s ability to continue as a going concern, as determined by the Company in its sole discretion, the fee shall be reduced to sixty thousand dollars ($60,000) per year, payable monthly in equal installments, and the remaining two hundred forty thousand dollars ($240,000) per year (the “Deferred Amount”) shall be deferred, without interest, in accordance with the requirements of Treas. Reg. § 1.409A-3(d), until the Company’s first payroll date following the date that the Company determines, in its sole discretion, that payment of such Deferred Amount would no longer jeopardize the Company’s ability to continue as a going concern and such payment may either be made at such time, at the Director’s election, in the Company’s common stock under the MyMD Pharmaceuticals, Inc. 2021 Equity Incentive Plan or cash and (ii) such fee shall be inclusive of any fees associated with the Director’s service as a director of the Company); and

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Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Amendment to be effective as of the Effective Date.

EMPLOYEE:

/s/ Christopher C. Schreiber
Christopher C. Schreiber

THE COMPANY:

By:	/s/ Chris Chapman, M.D.
Name:	Chris Chapman, M.D.
Title:	President and Chief Medical Officer